EXHIBIT 23.3

CONSENT OF FORREST A. GARB & ASSOCIATES, INC.

INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-132595 and 333-143304) and on Form S-3 (Nos. 333-138003, 333-126167, 333-129979, 333-147757 and 333-148053) of Cano Petroleum, Inc. of our estimates of reserves as of June 30, 2007 included in the Annual Report on Form 10-K for the year ended June 30, 2009 (the “Annual Report”) and to all references to our firm included in the Annual Report.

Dallas, Texas	FORREST A. GARB & ASSOCIATES, INC.

September 28, 2009

	By:	/s/ William D. Harris III

	Name:	William D. Harris III
	Title:	Chief Executive Officer